Press Release

Exhibit 99.1

GOLDFIELD ANNOUNCES SECOND QUARTER 2008 RESULTS

MELBOURNE, Florida, August 13, 2008 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums on the east coast of Florida, today announced results for the three and six months ended June 30, 2008.

Revenues for the six months ended June 30, 2008 were $12.9 million and the Company had an operating loss of $1.6 million, compared to revenues of $11.2 million and an operating loss of $1.9 million in the six months ended June 30, 2007.

Revenues for the three months ended June 30, 2008 were $5.6 million and the Company had an operating loss of $1.0 million, compared to revenues of $1.4 million and an operating loss of $1.4 million in the three months ended June 30, 2007.

The results for the electrical construction segment reflect a decrease in revenues for both the three months and six months ended June 30, 2008, primarily due to a continued slow down in demand for the Company’s electrical construction services. The electrical construction segment’s operating (loss) income for the three months and six months ended June 30, 2008 was $(191,000) and $66,000, respectively, compared to operating income of $875,000 and $684,000 in the comparable prior year periods.

The decline in revenues of the electrical construction segment was partially offset by an increase in revenues in the real estate development segment for both the three months and six months ended June 30, 2008. This increase was primarily due to the sale of condominium units in the current periods as compared to the prior year reversal of revenue previously recognized as a result of customers defaulting or providing notification of their intent to default on their contractual obligations to close the purchase of condominium units in the Pineapple House project, which was completed in June 2007. The real estate development segment had an operating loss of $159,000 and $310,000, respectively, for the three and six months ended June 30, 2008, compared to an operating loss of $1.7 million and $1.1 million, respectively, in the three and six months ended June 30, 2007. The current period results for the real estate development segment reflect the continuing slow down in the Florida real estate market, but show an improvement over the prior year periods, which reflected the reversal of previously recognized costs associated with the reversal of revenues due to purchaser defaults noted above.

Net loss for the six months ended June 30, 2008 was $1.2 million or $0.05 net loss per share, compared to net loss of $1.5 million or $0.06 net loss per share in the comparable prior year period. Net loss for the three months ended June 30, 2008 was $683,000 or $0.03 net loss per share, compared to net loss of $1.1 million or $0.04 net loss per share in the comparable prior year quarter.

John H. Sottile, Goldfield’s President and Chief Executive Officer commented, “As the slow down in demand for our electrical construction services and the depression in the Florida real estate market continue, we have been aggressively pursuing expanding the geographic footprint of our electrical construction business outside of our historical operating region. As previously announced, we have been awarded projects in central Colorado and northern Texas and although we are still in the initial phase of this expansion, I am encouraged by our success and look forward to these new projects making a positive contribution to our results in the coming quarters.” Mr. Sottile continued, “With respect to our real estate development operations, notwithstanding the current depression in the Florida real estate market, I believe that our exposure is very manageable, as we do not currently have any projects under construction, and our latest project, Pineapple House, is complete and has been well received.”

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the level of consumer confidence; the continued weakness in the Florida condominium market; our ability to obtain necessary permits from regulatory agencies; our ability to acquire land; our ability to collect contracts receivable and close homes in backlog, particularly related to buyers purchasing homes as investments; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; changes in generally accepted accounting principles; our ability to maintain or increase historical revenues and profit margins; and general economic conditions, both nationally and in our region; adverse legislation or regulations; the availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. . Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com.

For further information, please contact:
The Goldfield Corporation
Phone: (321) 724-1700
Email:  investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues
Electrical construction	$5,116,938	$6,658,079	$11,949,121	$14,012,121
Real estate development	491,686	(5,249,312)	984,027	(2,794,879)
Total revenues	5,608,624	1,408,767	12,933,148	11,217,242

Costs and expenses
Electrical construction	4,414,405	4,946,406	10,049,145	11,748,110
Real estate development	452,119	(3,470,151)	929,103	(1,776,226)
Selling, general and administrative	830,418	606,362	1,809,417	1,657,333
Depreciation	852,918	765,770	1,708,490	1,508,118
Write down of inventory	36,502	-	36,502	-
Provision for doubtful accounts	27,078	-	27,078	-
Loss (gain) on sale of assets	3,311	(1,436)	6,928	(10,294)
Total costs and expenses	6,616,751	2,846,951	14,566,663	13,127,041
Total operating loss	(1,008,127)	(1,438,184)	(1,633,515)	(1,909,799)

Other income (expense), net
Interest income	21,611	51,554	52,096	112,886
Interest expense, net	(99,045)	(99,060)	(224,089)	(178,705)
Other	8,997	(627)	15,953	8,522
Minority interest	(7,875)	-	(11,070)	-
Total other expense, net	(76,312)	(48,133)	(167,110)	(57,297)

Loss from continuing operations
before income taxes	(1,084,439)	(1,486,317)	(1,800,625)	(1,967,096)

Income tax benefit	(401,206)	(364,815)	(646,949)	(498,583)
Net loss	$(683,233)	$(1,121,502)	$(1,153,676)	$(1,468,513)

Loss per share of common stock -
basic and diluted	$(0.03)	$(0.04)	$(0.05)	$(0.06)

Weighted average number of common shares
outstanding – basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
ASSETS	2008	2007
Current assets
Cash and cash equivalents	$5,554,188	$3,984,613
Accounts receivable and accrued billings, net	2,591,672	5,881,430
Remediation insurance receivable	171,895	176,827
Current portion of notes receivable	58,608	49,108
Construction inventory	-	2,218
Real estate inventories	6,923,038	7,788,739
Costs and estimated earnings in excess of
billings on uncompleted contracts	937,084	1,658,712
Prepaid expenses and other current assets	2,679,312	1,933,869
Total current assets	18,915,797	21,475,516

Property, buildings and equipment, at cost, net	8,915,341	9,803,794
Notes receivable, less current portion	322,862	352,305
Deferred charges and other assets	1,541,877	1,235,391
Total assets	$29,695,877	$32,867,006

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,186,789	$1,984,352
Current portion of notes payable	4,860,598	5,202,466
Current portion of capital leases	307,384	315,619
Reserve for remediation	150,611	198,850
Total current liabilities	6,505,382	7,701,287

Deferred income taxes	258,500	346,200
Other accrued liabilities	28,214	26,894
Notes payable, less current portion	1,595,479	2,184,932
Capital leases, less current portion	422,572	579,357
Total liabilities	8,810,147	10,838,670
Commitments and contingencies
Minority interest	14,431	3,361
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	916,426	2,070,102
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	20,871,299	22,024,975
Total liabilities and stockholders' equity	$29,695,877	$32,867,006